UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 24, 2012

WATERSIDE CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	811-08387	54-1694665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Cheyne Walk, Virginia Beach, Virginia	23454
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (757) 626-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

As previously disclosed, Waterside Capital Corporation (the “Company”) is party to a Loan Agreement (the “Loan Agreement”) with the United States Small Business Administration (the “SBA”). Under the terms of the Loan Agreement, the Company’s then existing debentures were repurchased effective September 1, 2010 by the SBA and a new debt instrument was put into place. The Company’s debt to the SBA matures March 31, 2013 and the Company must make quarterly principal and interest payments to the SBA at an interest rate of 6.442%. The Loan Agreement provides that the SBA is granted a first priority security interest in the Company’s assets.

On May 24, 2012 the SBA delivered to the Company a notice of an event of default for failure to meet the principal repayment schedule under the Loan Agreement (the “Notice”). The Notice commences a 30 day cure period under the terms of the Loan Agreement, which will be complete as of June 25, 2012 (the “Cure Period”). If the event of default is not cured by the end of the Cure Period, the Notice demands payment in full of the $11,200,000 outstanding principal balance and accrued interest due under the Loan Agreement. Failure to either cure the event of default or to pay the outstanding principal balance and accrued interest will, under the terms of the Purchase Agreement, provide the SBA with a continuing right to terminate the Loan Agreement and appoint a receiver to manage the Company’s assets.

The Company does not contest the terms of the Notice and does not expect to have liquid capital resources sufficient to cure the event of default within the Cure Period. The SBA is not required to, and has informally indicated that it does not intend to, terminate the Loan Agreement or appoint a receiver for the Company if the Company is unable to cure the event of default. However, the SBA is not bound by any such indication and could decide to proceed with the receivership process at any time after the end of the Cure Period until such time as the Company’s obligations to the SBA are extinguished.

The Company intends to proceed with the liquidation process described in its 2011 Annual Report, filed February 15, 2012, unless and until the SBA appoints a receiver for the Company. Whether the Company is able to remain a manager of its assets or not, it is uncertain whether the liquidation plan, receivership, or other resolution will result in value for the Company’s shareholders after any repayment of the amounts due under the Loan Agreement.

On May 24, 2012 the SBA also informed the Company in writing that its allowable management expenses under the Loan Agreement would be reduced from $285,000 to $234,000 annually (the “Expenses Letter”). This amount covers all ongoing expenses of the Company, including salaries, except for directors and officers insurance premium payments, legal and accounting expenses, and public company expenses. The reduction in management expenses was anticipated and is the normal practice of SBA as the assets under management decrease due to the Company liquidating.

A copy of the Notice, the Expenses Letter and Company’s press release regarding the event of default are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are hereby incorporated into this Item 2.04.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Ex. 99.1	SBA Notice of Event of Default, dated May 24, 2012

Ex. 99.2	SBA Letter Regarding Adjustment of Management Fees, dated May 24, 2012

Ex. 99.3	Press Release, dated May 31, 2012, announcing the receipt of a notice of default from the Small Business Administration.

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Waterside Capital Corporation

By:	/s/ FRANKLIN P. EARLEY
Chief Executive Officer

Dated: May 31, 2012

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	SBA Notice of Event of Default, dated May 24, 2012

Ex. 99.2	SBA Letter Regarding Adjustment of Management Fees, dated May 24, 2012

Ex. 99.3	Press Release, dated May 31, 2012, announcing the receipt of a notice of default from the Small Business Administration.

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